Exhibit 99.1
Media Contact:
Michael Gillette, 941-681-3121
mgillette@sinofresh.com
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Investor Relations: 941-232-9442
investorrelations@sinofresh.com
FOR IMMEDIATE RELEASE
SINOFRESH ANNOUNCES 2ND QUARTER 2005 RESULTS
ENGLEWOOD, FL, August 16, 2005 — SinoFresh HealthCare, Inc. (OTC BB: SFSH) announced its financial results for the quarter and six months ended June 30, 2005.
Revenue in the second quarter 2005 was $832,974, up from $183,863 in the second quarter of 2004. This was primarily due to an excess market supply as of the end of the first quarter in 2004, which slowed shipments for the second quarter of that year. On a year to date basis, revenue decreased $794,602 to $1,320,830 from $2,115,432 for the six months ended June 30, 2005 and 2004, respectively. The current year sales were impacted by a mild cough, cold and flu season and less overall advertising. Additionally, the first half of 2004 was impacted by the recognition of approximately $800,000 in pay-to-scan sales, essentially consignment-type sales, for products shipped in the last quarter of 2003. The company is no longer subject to these types of sales.
Total operating expenses for the second quarter 2005 were $1,011,209, down from $1,818,308 for second quarter 2004. Total operating expenses for the six months ended June 30, 2005 were $2,252,860, down from $3,120,878 for the same period in 2004. The decrease for both of these periods included decreases to salaries and other compensation, professional fees, marketing and advertising, and research and development.
Net loss was $564,173 ($0.04 per share) compared to $1,723,263 ($0.13 per share) for the second quarter of 2005 and 2004, respectively and $1,623,472 ($0.11 per share) compared to $1,477,936 ($0.11 per share) for the six months ended June 30, 2005 and 2004, respectively.
Working capital deficit is approximately $1.4 million as of June 30, 2005.
The company outlined a number of positive operating and R&D highlights from the quarter:
•	The national launch of its second product, SinoFresh™ Daily Throat Spray, an antiseptic spray designed to kill germs and bacteria in the back of the throat, and commitments from several key retailers and wholesale distributors to stock the product for the 2005-2006 cold and flu season.

•	Positive results of in vitro laboratory studies demonstrating the ability of SinoFresh™ Nasal Spray to kill methicillin resistant Staphylococcus aureus bacteria (MRSA). MRSA derives its name from its resistance to commonly used antibiotics and has become a major problem in hospitals and other extended care facilities where elderly and immunocompromised patients are particularly susceptible to infection.

•	Formally broadening its research collaboration with the Lovelace Respiratory Research Institute of Albuquerque, NM prompted by in vitro study results showing the ability of SinoFresh™ Nasal Spray to kill specific, highly infectious respiratory viruses.
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“We are pleased with our second quarter results in relation to the first quarter of this year and on a shipment basis, our year to date results are consistent to that of last year while our total expenses have been significantly reduced,” stated SinoFresh CEO and Chairman, Charles Fust. “Meanwhile from a scientific standpoint, our research efforts continue to unveil vast opportunities for our nasal product,” he continued.

About SinoFresh HealthCare, Inc.
SinoFresh HealthCare, Inc. is a developer and marketer of innovative therapies for conditions of the upper respiratory system. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal Spray, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. SinoFresh™ Nasal Spray is available nationwide in Wal-Mart, Walgreens, Rite Aid, CVS, and other drug, grocery and mass merchandise retailers. More information is available at www.sinofresh.com.
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004 (file No. 0-49764). The Company’s actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.
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*SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.